AMENDMENT TO LOAN AGREEMENT

This agreement dated as of January 1, 2008 amends the loan agreement dated August 31, 2004 as amended on November 30, 2004, on January 1, 2007 and on June 30, 2007 (the "Agreement"), made by and between Sound Revolution Inc., a Delaware corporation (the "Company"), Penny Green, Chairman and Chief Financial Officer of the Company (“Green”), and Bacchus Entertainment Ltd. (the “Lender”).

Now therefore, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the Company and the Executive hereby agree as follows:

Paragraph 5 of the Agreement, as amended on June 30, 2007, shall be amended to make all payments due upon delivery of written notice of demand by Lender. The payment deadline of January 1, 2008 is hereby waived. Notice of demand shall be effective if given in writing and delivered, either personally or by courier to the registered office of Company or to such other address or officer as the Company may designate and shall be deemed to have been duly given upon actual delivery to the other party.

In witness whereof this Agreement has been executed by or on behalf of the parties hereto, as an instrument under seal as of the date first above written.

Sound Revolution Inc.

By: /s/ Robin Ram
Title: President and
Chief Executive Officer

Bacchus Entertainment Ltd.

By: /s/ Penny Green
Title: President

/s/ Penny Green
Penny Green